Exhibit 10.30.4
THIRD AMENDMENT TO THE
PENSKE AUTOMOTIVE GROUP 401(k) SAVINGS AND RETIREMENT PLAN
(As amended and restated effective January 1, 2009)
WHEREAS, Penske Automotive Group, Inc. (the “Company”) has adopted and maintains the Penske Automotive Group 401(k) Savings and Retirement Plan, originally effective September 1, 1998, and as thereafter amended and restated effective January 1, 2009 (the “Plan”); and
WHEREAS, pursuant to Section 14 of the Plan, the Company has reserved the right to amend the Plan at any time; and
WHEREAS, the Company desires to amend the Plan to modify the percentage of pay limit on elective deferrals of highly compensated employee participants.
NOW, THEREFORE, IN CONSIDERATION OF THE PREMISES, the first paragraph of Section 3.1.A. the Plan is amended effective March 1, 2011, to read as follows:
“A.
Each Member may authorize the Employer to reduce his Compensation through regular payroll reductions and to have the Employer make Pre-Tax Contributions to the Plan in the amount of such payroll reduction. The Pre-Tax Contribution may be any whole percentage between 0% and 20% of such Compensation, but in no event shall it exceed the appropriate Adjustment Factor plus, when applicable, the amount provided under Code section 414(v) and permitted under Section 3.1.B. The Pre-Tax Contribution of a Highly Compensated Employee may not exceed 8% of his or her Compensation, and in no event shall it exceed the appropriate Adjustment Factor. Compensation, for purposes of this Section, shall mean the Compensation earned by an Employee from the Employer for the Plan Year for which the contributions are being made.”

IN WITNESS WHEREOF, the Company has caused this Third Amendment to the Penske Automotive Group 401(k) Savings and Retirement Plan to be executed by its duly authorized representative this 23rd day of February, 2011.

Penske Automotive Group, Inc.

By:	/s/ Calvin C. Sharp

Its:	Executive Vice President — Human Resources